Exhibit 99.1

Sun Hydraulics Reports 2015 Earnings, Announces Shared Distribution
SARASOTA, FL, February 29, 2016 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the fourth quarter and year-ended 2015. Additionally, the Board of Directors announced a $2.8 million shared distribution.

(Dollars in millions except net income per share)
	January 2, 2016	December 27, 2014	Increase/(Decrease)
Twelve Months Ended
Net sales	$200.7	$227.7	(12)%
Net income	$33.1	$43.8	(24)%
Net income per share:
Basic	$1.24	$1.65	(25)%
Diluted	$1.24	$1.65	(25)%
Three Months Ended
Net sales	$44.3	$54.8	(19)%
Net income	$5.1	$10.3	(50)%
Net income per share:
Basic	$0.19	$0.39	(51)%
Diluted	$0.19	$0.39	(51)%

"The fourth quarter was in line with our expectations, resulting in sales of $200.7 million for the year" stated Allen Carlson, Sun's President and CEO. "While the 2015 financial results were sluggish coming off of a strong 2014, we feel we have weathered much of the storm with regard to contracting end markets and negative currency influences. Macro-economic indicators appear to be leveling out.”
Carlson continued, “Year over year, 2015 sales to the Americas decreased 13%, with demand in Asia/Pacific and Europe each down 9% and 11%, respectively. Currency accounted for much of the decline in Europe, while weakening OEM demand in Asia/Pacific, specifically in the Korean construction market, is responsible for the decrease in that region. In the Americas, vulnerable end markets drove reduced demand."
“We continue to engage in various product and market expansion activities,” declared Carlson. “Our development of electro-hydraulic cartridge valves is creating unique solutions for one of the fastest growing segments in our industry. Initiatives to add marketing resources to all regions are increasing Sun’s global presence to further our brand and reach worldwide. Operationally, we remain dedicated to evolving processes to drive both quality and productivity.”
“Our first quarter estimates indicate we may be nearing the bottom of this difficult cycle,” concluded Carlson. “While global capital goods indicators aren’t yet positive, our orders rates show promise. We remain agile and ready to capitalize on early-cycle opportunities with our efforts focused on satisfying customer demand, growing market share, and delivering strong financial results.”
Shared Distribution
Recognizing both Sun’s performance in a difficult year and the importance of the Company’s employees and shareholders, the Board has again declared a shared distribution for 2015. The 2015 shared distribution totals approximately $2.8 million. It consists of a contribution to employees equal to 5% of wages, most of which will be paid into retirement plans in the form of Sun Hydraulics stock, and a $0.04 per share cash dividend to be paid to all shareholders. The shared distribution is in addition to the normal quarterly dividend and is payable on March 31, 2016, to shareholders of record as of March 15, 2016.

Outlook
First quarter 2016 revenues are expected to be approximately $50 million, down 8% from the first quarter of 2015. Earnings per share are estimated to be $0.31 to $0.33 compared to $0.39 in the same period a year ago. Currency is responsible for $1.6M of the decline in revenues and $0.04 of the decline in earnings per share in first quarter estimates.
Webcast
Sun Hydraulics Corporation will broadcast its 2015 fourth quarter and year-end financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, March 1, 2016. To listen to the webcast, go to the Investor Relations section of www.sunhydraulics.com.

Webcast Q&A
If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-378-0320 and using 3075784 as the access code. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email: investor@sunhydraulics.com, which will open an email window to type in your message. Sun leadership will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”
Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.
FORWARD-LOOKING INFORMATION
Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.
Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended September 26, 2015, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 2, 2016. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	Three months ended
	January 2, 2016	December 27, 2014

Net sales	$44,289	$54,803
Cost of sales	28,495	33,025
Gross profit	15,794	21,778
Selling, engineering and administrative expenses	8,123	7,445
Operating income	7,671	14,333
Interest (income) expense, net	(400)	(666)
Foreign currency transaction (gain) loss, net	(265)	(509)
Miscellaneous (income) expense, net	980	137
Income before income taxes	7,356	15,371
Income tax provision	2,253	5,044
Net income	$5,103	$10,327
Basic net income per common share	$0.19	$0.39
Weighted average basic shares outstanding	26,757	26,548
Diluted net income per common share	$0.19	$0.39
Weighted average diluted shares outstanding	26,757	26,548
Dividends declared per share	$0.090	$0.090

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)

	For the year ended
	January 2, 2016	December 27, 2014

Net sales	$200,727	$227,673
Cost of sales	123,634	133,781
Gross profit	77,093	93,892
Selling, engineering and administrative expenses	30,202	29,821
Operating income	46,891	64,071
Interest (income) expense, net	(1,422)	(1,592)
Foreign currency transaction (gain) loss, net	(1,104)	(764)
Miscellaneous (income) expense, net	187	685
Income before income taxes	49,230	65,742
Income tax provision	16,092	21,967
Net income	$33,138	$43,775
Basic net income per common share	$1.24	$1.65
Weighted average basic shares outstanding	26,687	26,456
Diluted net income per common share	$1.24	$1.65
Weighted average diluted shares outstanding	26,687	26,456
Dividends declared per share	$0.45	$1.45

SUN HYDRAULICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 2, 2016	December 27, 2014

Assets
Current assets:
Cash and cash equivalents	$81,932	$56,843
Restricted cash	44	319
Accounts receivable, net of allowance for doubtful accounts of $184 and $172	13,531	17,501
Inventories	13,047	14,098
Income taxes receivable	123	—
Deferred income taxes	460	467
Short-term investments	44,174	43,353
Other current assets	3,707	2,966
Total current assets	157,018	135,547
Property, plant and equipment, net	74,121	77,716
Goodwill	4,988	5,141
Other assets	5,413	4,360
Total assets	$241,540	$222,764
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,422	$4,873
Accrued expenses and other liabilities	4,849	7,908
Income taxes payable	—	559
Dividends payable	2,411	2,392
Total current liabilities	11,682	15,732
Deferred income taxes	7,411	8,501
Other noncurrent liabilities	260	272
Total liabilities	19,353	24,505
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, 2,000,000 shares authorized, par value $0.001, no shares outstanding	—	—
Common stock, 50,000,000 shares authorized, par value $0.001, 26,786,518 and 26,572,774 shares outstanding	27	27
Capital in excess of par value	82,265	73,499
Retained earnings	149,938	128,818
Accumulated other comprehensive income (loss)	(10,043)	(4,085)
Total shareholders’ equity	222,187	198,259
Total liabilities and shareholders’ equity	$241,540	$222,764

SUN HYDRAULICS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Twelve months ended
	January 2, 2016	December 27, 2014

Cash flows from operating activities:
Net income	$33,138	$43,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,557	8,718
(Gain)Loss on disposal of assets	(171)	171
Stock-based compensation expense	4,324	3,899
Deferred director and phantom stock unit expense (income)	17	35
Stock compensation income tax benefit	112	(137)
Allowance for doubtful accounts	12	55
Provision for slow moving inventory	(193)	(37)
Provision for deferred income taxes	(846)	1,265
(Increase) decrease in, net of acquisition:
Accounts receivable	3,958	(572)
Inventories	1,244	(208)
Income taxes receivable	(235)	1,091
Other current assets	(741)	(150)
Other assets	289	69
Increase (decrease) in, net of acquisition:
Accounts payable	(451)	243
Accrued expenses and other liabilities	476	4,118
Income taxes payable	(559)	559
Other noncurrent liabilities	(29)	(48)
Net cash provided by operating activities	49,902	62,846
Cash flows from investing activities:
Investment in licensed technology	(1,425)	(1,075)
Capital expenditures	(6,106)	(10,667)
Proceeds from dispositions of equipment	1,645	37
Purchases of short-term investments	(30,125)	(51,236)
Proceeds from sale of short-term investments	26,698	44,765
Net cash used in investing activities	(9,313)	(18,176)
Cash flows from financing activities:
Stock compensation income tax benefit	(112)	137
Proceeds from stock issued	1,019	846
Dividends to shareholders	(11,999)	(38,357)
Change in restricted cash	275	15
Net cash used in financing activities	(10,817)	(37,359)
Effect of exchange rate changes on cash and cash equivalents	(4,683)	(5,380)
Net increase (decrease) in cash and cash equivalents	25,089	1,931
Cash and cash equivalents, beginning of period	56,843	54,912
Cash and cash equivalents, end of period	$81,932	$56,843
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$17,857	$19,693
Supplemental disclosure of noncash transactions:
Common stock issued for shared distribution through accrued expenses and other liabilities	$3,535	$3,226
Unrealized gain (loss) on available for sale securities	$(403)	$(671)

Contact:
David Lamb
Investor Relations
941-362-1200
Tricia Fulton
Chief Financial Officer
941-362-1200